PROSPECTUS SUPPLEMENT                                   RATINGS:

(TO PROSPECTUS DATED JULY 19, 2005)                     STANDARD & POOR'S:
                                                        "AAA"
                                                        MOODY'S: "AAA"
                                                        (SEE "RATINGS" HEREIN)

                                  $100,000,000

                              (ALABAMA POWER LOGO)

         SERIES EE 5.75% SENIOR INSURED QUARTERLY NOTES (IQ NOTES(SM)*)
                              DUE JANUARY 15, 2036
                          ---------------------------
     The Series EE Senior Notes bear interest at the rate of 5.75% per year. Interest on the Series EE Senior Notes is payable quarterly on January 15, April 15, July 15 and October 15 of each year, beginning April 15, 2006. The Series EE Senior Notes will mature on January 15, 2036. The Series EE Senior Notes are redeemable by Alabama Power Company on or after January 15, 2011. Alabama Power Company will also redeem the Series EE Senior Notes, subject to some limitations, at the option of the representative of any deceased beneficial owner of the Series EE Senior Notes on or after January 15, 2011. The Series EE Senior Notes do not have the benefit of any sinking fund.

     The Series EE Senior Notes are unsecured and rank equally with all of Alabama Power Company's other unsecured indebtedness and will be effectively subordinated to all secured debt of Alabama Power Company. The Series EE Senior Notes will be issued only in registered form in denominations of $1,000 and any integral multiple thereof.

     Payments of principal and interest on the Series EE Senior Notes when due will be insured by a financial guarantee insurance policy to be issued by XL Capital Assurance Inc.

                          (XL CAPITAL ASSURANCE LOGO)

     The underwriters propose to offer the Series EE Senior Notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. The underwriters have agreed to purchase the Series EE Senior Notes from Alabama Power Company at 96.85% of their principal amount ($96,850,000 aggregate proceeds to Alabama Power Company before expenses), subject to the terms and conditions in the Underwriting Agreement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     See "Risk Factors" on page S-3 for a description of certain risks associated with investing in the Series EE Senior Notes.

     It is expected that the Series EE Senior Notes will be ready for delivery in book-entry form only through The Depository Trust Company, on or about January 18, 2006.
---------------

* IQ Notes is a service mark of Edward D. Jones & Co., L.P.
                          ---------------------------

                               [EDWARDJONES LOGO]
                          ---------------------------
          The date of this Prospectus Supplement is January 13, 2006.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this Prospectus Supplement, any free writing prospectuses, as defined in Rule 405 and filed pursuant to Rule 433 of the Securities Act of 1933, as amended, or the accompanying Prospectus. You must not rely on any unauthorized information or representations. This Prospectus Supplement, any free writing prospectuses, as defined in Rule 405 and filed pursuant to Rule 433 of the Securities Act of 1933, as amended, and the accompanying Prospectus is an offer to sell only the Series EE Senior Notes offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information incorporated by reference or contained in this Prospectus Supplement, any free writing prospectuses, as defined in Rule 405 and filed pursuant to Rule 433 of the Securities Act of 1933, as amended, and the accompanying Prospectus is current only as of its date.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Risk Factors................................................   S-3
The Company.................................................   S-3
Selected Financial Information..............................   S-3
Recent Developments.........................................   S-4
Use of Proceeds.............................................   S-4
Description of the Series EE Senior Notes...................   S-4
The Policy and the Insurer..................................  S-10
Ratings.....................................................  S-13
Experts.....................................................  S-13
Underwriting................................................  S-14
Appendix A -- Form of Policy................................   A-1
Appendix B -- Form of Redemption Request....................   B-1

                            PROSPECTUS
About this Prospectus.......................................     2
Risk Factors................................................     2
Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     3
Alabama Power Company.......................................     4
Selected Information........................................     4
The Trusts..................................................     5
Accounting Treatment of the Trusts..........................     6
Use of Proceeds.............................................     6
Description of the New Bonds................................     6
Description of the New Stock................................     9
Description of the Preference Stock.........................    10
Description of the Depositary Shares........................    11
Description of the Senior Notes.............................    13
Description of the Junior Subordinated Notes................    17
Description of the Preferred Securities.....................    22
Description of the Guarantees...............................    23
Relationship Among the Preferred Securities, the Junior
  Subordinated Notes and the Guarantees.....................    25
Plan of Distribution........................................    26
Legal Matters...............................................    27
Experts.....................................................    27

                                  RISK FACTORS

     Investing in the Series EE Senior Notes involves risk. Please see the risk factors in Alabama Power Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, along with the disclosure related to risk factors contained in Alabama Power Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, which are all incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The risks and uncertainties not presently known to Alabama Power Company or that Alabama Power Company currently deems immaterial may also impair its business operations, its financial results and the value of the Series EE Senior Notes.

                                  THE COMPANY

     Alabama Power Company (the "Company") is a corporation organized under the laws of the State of Alabama on November 10, 1927, by the consolidation of a predecessor Alabama Power Company, Gulf Electric Company and Houston Power Company. The Company has its principal office at 600 North 18th Street, Birmingham, Alabama 35291, telephone (205) 257-1000. The Company is a wholly owned subsidiary of The Southern Company ("Southern").

     The Company is a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy within an approximately 44,500 square mile service area comprising most of the State of Alabama.

                         SELECTED FINANCIAL INFORMATION

     The following selected financial data for the years ended December 31, 2000 through December 31, 2004 has been derived from the Company's audited financial statements and related notes and the unaudited selected financial data, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial data for the nine months ended September 30, 2005 has been derived from the Company's unaudited financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management's discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                                                                          NINE MONTHS
                                                     YEAR ENDED DECEMBER 31,                 ENDED
                                            ------------------------------------------   SEPTEMBER 30,
                                             2000     2001     2002     2003     2004       2005(1)
                                            ------   ------   ------   ------   ------   -------------
                                                            (MILLIONS, EXCEPT RATIOS)
Operating Revenues........................  $3,667   $3,586   $3,711   $3,960   $4,236      $3,514
Earnings Before Income Taxes..............     698      650      768      781      818         711
Net Income After Dividends on Preferred
  Stock...................................     420      387      461      473      481         451
Ratio of Earnings to Fixed Charges(2).....    3.46     3.31     3.98     4.29     4.76        5.27

                                                                      CAPITALIZATION
                                                                 AS OF SEPTEMBER 30, 2005
                                                              -------------------------------
                                                              ACTUAL       AS ADJUSTED(3)
                                                              ------   ----------------------
                                                              (MILLIONS, EXCEPT PERCENTAGES)
Common Stockholder's Equity.................................  $3,815       $3,839        43.5%
Cumulative Preferred Stock..................................     465          465         5.3
Senior Notes................................................   3,354        3,654        41.4
Long-term Debt Payable to Affiliated Trusts.................     309          309         3.5
Other Long-term Debt........................................     556          556         6.3
                                                              ------       ------       -----
  Total, excluding amounts due within one year..............  $8,499       $8,823       100.0%
                                                              ======       ======       =====

---------------

(1) Due to seasonal variations in the demand for energy, operating results for the nine months ended September 30, 2005 do not necessarily indicate operating results for the entire year.

(2) This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Earnings Before Income Taxes" "Interest expense, net of amounts capitalized," "Interest expense to affiliate trusts," "Distributions on mandatorily redeemable preferred securities" and the debt portion of allowance for funds used during construction; and (ii) "Fixed Charges" consist of "Interest expense, net of amounts capitalized," "Interest expense to affiliate trusts," "Distributions on mandatorily redeemable preferred securities" and the debt portion of allowance for funds used during construction.

(3) Reflects (i) an increase in capital of approximately $2,000,000 in October 2005 and approximately $22,000,000 in December 2005 related to contributions from Southern; (ii) the proposed issuance in January 2006 of $200,000,000 aggregate principal amount of Series FF 5.200% Senior Notes due January 15, 2016 and (iii) the issuance of the Series EE Senior Notes.

                              RECENT DEVELOPMENTS

     Reference is made to MANAGEMENT'S DISCUSSION AND ANALYSIS -- FUTURE EARNINGS POTENTIAL -- "FERC and Alabama PSC Matters -- Retail Fuel Cost Recovery" in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 regarding the Company's filing with the Alabama Public Service Commission (the "APSC") for a fuel cost recovery increase under the provisions of its energy cost recovery rate ("Rate ECR"). On December 15, 2005, the APSC approved an increase under Rate ECR to allow for the recovery of energy costs based on an estimate of future energy costs as well as the collection of the existing underrecovered energy costs by the end of 2007.

     Reference is made to MANAGEMENT'S DISCUSSION AND ANALYSIS -- FUTURE EARNINGS POTENTIAL -- "FERC and Alabama PSC Matters -- Natural Disaster Cost Recovery" in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 regarding the Company's request to the APSC for approval of a plan designed to recover the Company's deferred operation and maintenance costs associated with Hurricanes Dennis and Katrina and to replenish its depleted natural disaster reserve ("Rate NDR"). On December 6, 2005, the APSC approved Rate NDR in the form proposed. Rate NDR became effective with January 2006 customer billing.

                                USE OF PROCEEDS

     The proceeds from the sale of the Series EE Senior Notes will be used by the Company to repay a portion of its outstanding short-term indebtedness, which aggregated approximately $412,000,000 as of January 12, 2006, and for other general corporate purposes, including the Company's continuous construction program.

                   DESCRIPTION OF THE SERIES EE SENIOR NOTES

     Set forth below is a description of the specific terms of the Series EE 5.75% Senior Notes due January 15, 2036 (the "Series EE Senior Notes"). This description supplements, and should be read together with, the description of the general terms and provisions of the senior notes set forth in the accompanying Prospectus under the caption "Description of the Senior Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture (the "Senior Note Indenture") dated as of December 1, 1997, as supplemented, between the Company and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as trustee (the "Senior
Note Indenture Trustee").

GENERAL

     The Series EE Senior Notes will be issued as a series of senior notes under the Senior Note Indenture. The Series EE Senior Notes will be initially issued in the aggregate principal amount of $100,000,000. The Company may, without the consent of the holders of the Series EE Senior Notes, issue additional notes having the same ranking and interest rate, maturity and other terms, including the benefit of the Policy (as defined below) (appropriately increased to cover the principal amount of and interest due on the additional Series EE Senior Notes), as the Series EE Senior Notes (except for the issue price and issue date). Any additional notes having such similar terms, together with the Series EE Senior Notes, will constitute a single series of senior notes under the Senior Note Indenture.

     The entire principal amount of the Series EE Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on January 15, 2036. The Series EE Senior Notes are not subject to any sinking fund provision. The Series EE Senior Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

INTEREST

     Each Series EE Senior Note will bear interest at the rate of 5.75% per year (the "Securities Rate") from the date of original issuance, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, an "Interest Payment Date") to the person in whose name such Series EE Senior Note is registered at the close of business on the fifteenth calendar day prior to such payment date (whether or not a Business Day). The initial Interest Payment Date is April 15, 2006. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series EE Senior Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. "Business Day" means a day other than (i) a Saturday or Sunday,
(ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Senior Note Indenture Trustee's corporate trust office is closed for business.

SPECIAL INSURANCE PROVISIONS OF THE SENIOR NOTE INDENTURE

     Subject to the provisions of the Senior Note Indenture, so long as the Insurer (as defined below) is not in default under the Policy, the Insurer shall be entitled to control and direct the enforcement of all rights and remedies with respect to the Series EE Senior Notes upon the occurrence and continuation of an Event of Default (as defined in the Senior Note Indenture).

RANKING

     The Series EE Senior Notes will be direct, unsecured and unsubordinated obligations of the Company and will rank equally with all other unsecured and unsubordinated obligations of the Company. The Series EE Senior Notes will be effectively subordinated to all secured debt of the Company, including its first mortgage bonds, aggregating approximately $277,000,000 outstanding at September 30, 2005. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

OPTIONAL REDEMPTION

     The Company shall have the right to redeem the Series EE Senior Notes, in whole or in part, without premium or penalty, at any time and from time to time, on or after January 15, 2011, upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Redemption Price") equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest thereon to the date of redemption (the "Redemption Date").

     If notice of redemption is given as aforesaid, the Series EE Senior Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price together with any accrued interest thereon, and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest) such Series EE Senior Notes shall cease to bear interest. If any Series EE Senior Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the Redemption Date at the Securities Rate. See "Description of the Senior
Notes -- Events of Default" in the accompanying Prospectus.

     Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Series EE Senior Notes by tender, in the open market or by private agreement.

LIMITED RIGHT OF REDEMPTION UPON DEATH OF A BENEFICIAL OWNER

     Unless the Series EE Senior Notes have been declared due and payable prior to their maturity by reason of an Event of Default or have been previously redeemed or otherwise repaid, the Representative (as defined below) of a deceased Beneficial Owner (as defined below) of the Series EE Senior Notes has the right, on or after January 15, 2011, to request redemption prior to maturity of all or part of his or her interest in such Series EE Senior Notes, and the Company will redeem the same subject to the limitations that the Company will not be obligated to redeem, during the period from January 15, 2011 through and including January 15, 2012 (the "Initial Period"), and, during any twelve-month period that ends on and includes each January 15 thereafter (each such twelve-month period being hereinafter referred to as a "Subsequent Period"), (i) on behalf of a deceased Beneficial Owner any interest in the Series EE Senior Notes which exceeds $25,000 aggregate principal amount or (ii) interests in the Series EE Senior Notes exceeding $2,000,000 in aggregate principal amount (the "Estate Feature"). A request for redemption may be initiated by the Representative of a deceased Beneficial Owner at any time, on or after January 15, 2011, and in any principal amount.

     The Company may, at its option, redeem interests of any deceased Beneficial Owner in the Series EE Senior Notes in the Initial Period or in any Subsequent Period in excess of the $25,000 limitation. Any such redemption by the Company, to the extent that it exceeds the $25,000 limitation for any deceased Beneficial Owner, shall not be included in the computation of the $2,000,000 aggregate limitation for the Series EE Senior Notes for such Initial Period and for such Subsequent Period or for any succeeding Subsequent Period. The Company may, at its option, redeem interests of deceased Beneficial Owners in the Series EE Senior Notes in the Initial Period or in any Subsequent Period in an aggregate principal amount exceeding the $2,000,000 aggregate limitation. Any such redemption by the Company, to the extent it exceeds the $2,000,000 aggregate limitation, shall not reduce the $2,000,000 aggregate limitation for any Subsequent Period. On any determination by the Company to redeem Series EE Senior Notes in excess of the $25,000 limitation or the $2,000,000 aggregate limitation, such Series EE Senior Notes shall be redeemed in the order of the receipt of Redemption Requests (as defined below) by the Senior Note Indenture Trustee.

     A request for redemption of an interest in the Series EE Senior Notes may be initiated by the personal representative or other person authorized to represent the estate of the deceased Beneficial Owner or from a surviving joint tenant(s) or tenant(s) by the entirety or the trustee of a trust (each, a "Representative"). A Representative may initiate a request for redemption at any time and in any principal amount, provided that the principal amount is in integral multiples of $1,000. The Representative shall deliver its request to the Participant (as defined below) through whom the deceased Beneficial Owner owned such interest, in form satisfactory to the Participant, together with evidence of the death of the Beneficial Owner, evidence of the authority of the Representative satisfactory to the Participant, any waivers, notices or certificates as may be required under applicable state or federal law and any other evidence of the right to such redemption as the Participant requires. Subject to the rules and arrangements applicable to The Depository Trust Company ("DTC"), the Participant will then deliver to DTC a request for redemption substantially in the form attached to this Prospectus Supplement as Appendix B (a "Redemption Request"). DTC will, upon receipt of a Redemption Request, forward the same to the Senior Note Indenture Trustee. The Senior Note Indenture Trustee is required to maintain records with respect to Redemption Requests received by it, including the date of receipt, the name of the Participant filing the Redemption Request and the status of each Redemption Request with respect to the $25,000 limitation and the $2,000,000 aggregate limitation. The Senior Note Indenture Trustee will promptly file with the Company each Redemption Request it receives, together with the information regarding the eligibility of the Redemption Request with respect to the $25,000 limitation and the $2,000,000 aggregate limitation. The Company, DTC and the Senior Note Indenture Trustee may conclusively assume, without independent investigation, that the statements contained in each Redemption Request are true and correct and shall have no responsibility (a) for reviewing any documents submitted to the Participant by the Representative or (b) for determining whether the applicable decedent is in fact the Beneficial Owner of the interest in the Series EE Senior Notes to be redeemed or is in fact deceased and whether the Representative is duly authorized to request redemption on behalf of the applicable Beneficial Owner.

     Subject to the $25,000 limitation and the $2,000,000 aggregate limitation, on or after January 15, 2011, the Company will, after the death of any Beneficial Owner, redeem the interest of such Beneficial Owner in the Series EE Senior Notes on the next Interest Payment Date occurring not less than 30 days following receipt by the Company of a Redemption Request from the Senior Note Indenture Trustee. If Redemption Requests exceed the aggregate principal amount of interests in Series EE Senior Notes required to be redeemed during the Initial Period or any Subsequent Period, then such excess Redemption Requests will be applied, in the order received by the Senior Note Indenture Trustee to successive Subsequent Periods, regardless of the number of Subsequent Periods required to redeem such interests. The Company may, at any time, notify the Senior Note Indenture Trustee that it will redeem on the next Interest Payment Date not less than 30 days thereafter, all or any lesser amount of Series EE Senior Notes for which Redemption Requests have been received but which are not then eligible for redemption by reason of the $25,000 limitation or the $2,000,000 aggregate limitation. Any Series EE Senior Notes so redeemed shall be redeemed in the order of receipt of Redemption Requests by the Senior Note Indenture Trustee.

     The price to be paid by the Company for the Series EE Senior Notes to be redeemed pursuant to a Redemption Request is 100% of the principal amount thereof plus accrued but unpaid interest to the date of payment. Subject to arrangements with DTC, payment for interests in the Series EE Senior Notes to be redeemed shall be made to DTC upon presentation of the Series EE Senior Notes to the Senior Note Indenture Trustee for redemption in the aggregate principal amount specified in the Redemption Requests submitted to the Senior Note Indenture Trustee by DTC which are to be fulfilled in connection with such payment. The principal amount of any Series EE Senior Notes acquired or redeemed by the Company other than by redemption at the option of any Representative of a deceased Beneficial Owner shall not be included in the computation of either the $25,000 limitation or the $2,000,000 aggregate limitation for the Initial Period or any Subsequent Period.

     A "Beneficial Owner" means the person who has the right to sell, transfer or otherwise dispose of an interest in a Series EE Senior Note and the right to receive the proceeds from a Series EE Senior Note, as well as the interest and principal payable to the holder of a Series EE Senior Note. In general, a determination of beneficial ownership in the Series EE Senior Notes will be subject to the rules, regulations and procedures governing DTC and institutions that have accounts with DTC or a nominee thereof ("Participants").

     An interest in a Series EE Senior Note held in tenancy by the entirety, by joint tenancy or by tenants in common will be deemed to be held by a single Beneficial Owner, and the death of a tenant by the entirety, joint tenant or tenant in common will be deemed the death of a Beneficial Owner. The death of a person who, during his or her lifetime, was entitled to substantially all of the rights of a Beneficial Owner of an interest in the Series EE Senior Notes will be deemed the death of the Beneficial Owner, regardless of the recordation of such interest on the records of the Participant, if such rights can be established to the satisfaction of the Participant and the Company. Such interests shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh H.R. 10 plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trust and certain other arrangements where one person has substantially all of the rights of a Beneficial Owner during such person's lifetime.

     In the case of a Redemption Request that is presented on behalf of a deceased Beneficial Owner and that has not been fulfilled at the time the Company gives notice of its election to redeem the Series EE Senior Notes in part, the Series EE Senior Notes that are the subject of such pending Redemption Request shall be redeemed as described under "-- Optional Redemption" above prior to any other Series EE Senior Notes.

     Any Redemption Request may be withdrawn by the person(s) presenting such request upon delivery of a written request for such withdrawal given by the Participant on behalf of such person(s) to DTC and by DTC to the Senior Note Indenture Trustee not less than 60 days prior to the Interest Payment Date on which such Series EE Senior Notes are eligible for redemption.

     The Company may, at its option, purchase any Series EE Senior Notes for which Redemption Requests have been received in lieu of redeeming such Series EE Senior Notes. Any Series EE Senior Notes so purchased by the Company shall either be reoffered for sale and sold within 180 days after the date of purchase or presented to the Senior Note Indenture Trustee for cancellation.

     During such time or times as the Series EE Senior Notes are not represented by a global security and are issued in definitive form, all references to Participants and DTC, including the DTC governing rules, regulations and procedures shall be deemed deleted, all determinations which under this section the Participants are required to make shall be made by the Company (including, without limitation, determining whether the applicable decedent is in fact the Beneficial Owner of the interest in the Series EE Senior Notes to be redeemed or is in fact deceased and whether the Representative is duly authorized to request redemption on behalf of the applicable Beneficial Owner), all Redemption Requests, to be effective, shall be delivered by the Representative to the Senior Note Indenture Trustee, with a copy to the Company, and shall be in the form of a Redemption Request (with appropriate changes to reflect the fact that such Redemption Request is being executed by a Representative (including provision for signature guarantees)) and, in addition to all documents that are otherwise required to accompany a Redemption Request, shall be accompanied by the Series EE Senior Note that is the subject of such request and, if applicable, a properly executed assignment or endorsement. If the record interest in the Series EE Senior Note is held by a nominee of the deceased Beneficial Owner, a certificate or letter from such nominee attesting to the deceased's ownership of a beneficial interest in the Series EE Senior Note must also be delivered.

     Because of the limitations of the Company's requirement to redeem, no Beneficial Owner can have any assurance that its interest in the Series EE Senior Notes will be paid prior to maturity.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     DTC will act as the initial securities depository for the Series EE Senior Notes. The Series EE Senior Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global Series EE Senior Notes certificates will be issued, representing in the aggregate the total principal amount of the Series EE Senior Notes, and will be deposited with the Senior Note Indenture Trustee on behalf of DTC.

     DTC, the world's largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act"). DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 100 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC and EMCC, also subsidiaries of
DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's (as defined below), highest rating: AAA. The DTC rules applicable to its Direct and Indirect Participants are on file with the Securities and Exchange Commission (the "Commission"). More information about DTC can be found at www.dtcc.com and www.dtc.org.

     Purchases of Series EE Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series EE Senior Notes on DTC's records. The ownership interest of each Beneficial Owner is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners are, however, expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series EE Senior Notes. Transfers of ownership interests in the Series EE Senior Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series EE Senior Notes, except in the event that use of the book-entry system for the Series EE Senior Notes is discontinued.

     To facilitate subsequent transfers, all Series EE Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series EE Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series EE Senior Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Series EE Senior Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to DTC. If less than all of the Series EE Senior Notes are being redeemed, DTC's practice is to determine by lot the amount of interest of each Direct Participant in such Series EE Senior Notes to be redeemed.

     Although voting with respect to the Series EE Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Series EE Senior Notes unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts Series EE Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments on the Series EE Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from the Company or the Senior Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Direct or Indirect Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner of a global Series EE Senior Note will not be entitled to receive physical delivery of Series EE Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series EE Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series EE Senior Note.

     DTC may discontinue providing its services as securities depository with respect to the Series EE Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, Series EE Senior Notes certificates will be required to be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the Series EE Senior Notes. The Company understands, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of the Company's decision, but will only withdraw beneficial interests from a global Series EE Senior Note at the request of each Direct or Indirect Participant. In that event, certificates for the Series EE Senior Notes will be printed and delivered to the applicable Direct or Indirect Participant.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                           THE POLICY AND THE INSURER

THE POLICY

     Concurrently with the issuance of the Series EE Senior Notes, XL Capital Assurance Inc. (the "Insurer") will issue a financial guaranty insurance policy relating to the Series EE Senior Notes (the "Policy"). The form of the Policy is attached to this Prospectus Supplement as Appendix A. The following summary of the terms of the Policy does not purport to be complete and is qualified in its entirety by reference to the Policy. Any capitalized terms used in this section but not defined herein have the meanings ascribed to them in the Policy.

     The Policy will guarantee the scheduled payment of principal of and interest on the Series EE Senior Notes when due. The Policy will extend for the term of the Series EE Senior Notes and, once issued, cannot be canceled by the Insurer. The Policy will insure payment only on the stated maturity date, in the case of principal, and on stated dates for payment, in the case of interest. If any Series EE Senior Notes become subject to redemption and insufficient funds are available for redemption of all such outstanding Series EE Senior Notes, the Insurer will remain obligated to pay principal of and interest on such outstanding Series EE Senior Notes on the originally scheduled principal and interest payment dates. In the event of any acceleration of the principal of the Series EE Senior Notes, the insured payments will be made at such times and in such amounts as would have been made had there not been an acceleration.

     In the event the Senior Note Indenture Trustee has notice that any payment of principal of or interest on a Series EE Senior Note which has become Due for Payment on any regularly scheduled principal payment date or Interest Payment Date and which is made to a holder by or on behalf of the Company has been deemed a preferential transfer and theretofore recovered from its holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such holder will be entitled to payment from the Insurer to the extent of such recovery if sufficient funds are not otherwise available.

     The Policy does not insure any risk other than Nonpayment. Specifically, the Policy does not cover:

        a. payment on acceleration, as a result of a call for redemption by the Company or a request for redemption by the Representative of a deceased Beneficial Owner or as a result of any other advancement of maturity;

        b. nonpayment of principal or interest caused by the insolvency or negligence of the Senior Note Indenture Trustee; or

        c. losses suffered as a result of a holder's inability to sell Series EE Senior Notes.

     Upon payment of the insurance benefits with respect to a Series EE Senior Note, the Insurer will become the owner of such Series EE Senior Note or right to payment of principal or interest on such Series EE Senior Note and will be fully subrogated to the rights to payment of the surrendering holder.

THE INSURER

     The information set forth below has been provided by the Insurer for use in this Prospectus Supplement. None of the Company, the Senior Note Indenture Trustee or any Underwriter makes any representation or warranty or assumes any responsibility with respect to the information concerning the Insurer, its parent or the Policy contained or incorporated into this Prospectus Supplement. Neither the Company nor any Underwriter has made any independent investigation of the Policy or the Insurer, and reference should be made to the information set forth below for a description of the Policy. The Policy does not constitute a part of the contract between the Company and the holders. Except for the payment of the premium for the Policy to the Insurer, the Company has no responsibility whatsoever with respect to the Policy, including the maintenance or enforcement of the Policy or collection of amounts payable under the Policy.

     The Insurer accepts no responsibility for the accuracy or completeness of this Prospectus Supplement or any other information or disclosure contained herein, or omitted herefrom, other than with respect to the accuracy of the information regarding the Insurer and its affiliates set forth under this heading. In addition, the Insurer makes no representation regarding the Series EE Senior Notes or the advisability of investing in the Series EE Senior Notes.

     General. The Insurer is a monoline financial guaranty insurance company incorporated under the laws of the State of New York. The Insurer is currently licensed to do insurance business in, and is subject to the insurance regulation and supervision by, all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Singapore.

     The Insurer is an indirect wholly owned subsidiary of XL Capital Ltd, a Cayman Islands exempted company ("XL Capital Ltd"). Through its subsidiaries, XL Capital Ltd is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. The common stock of XL Capital Ltd is publicly traded in the United States and listed on the New York Stock Exchange (NYSE: XL). XL CAPITAL LTD IS NOT OBLIGATED TO PAY THE DEBTS OF OR CLAIMS AGAINST THE INSURER.

     The Insurer was formerly known as The London Assurance of America Inc. ("London"), which was incorporated on July 25, 1991 under the laws of the State of New York. On February 22, 2001, XL Reinsurance America Inc. ("XL Re") acquired 100% of the stock of London. XL Re merged its former financial guaranty subsidiary, known as XL Capital Assurance Inc. (formed September 13, 1999), with and into London, with London as the surviving entity. London immediately changed its name to XL Capital Assurance Inc. All previous business of London was 100% reinsured to Royal Indemnity Company, the previous owner at the time of acquisition.

     Reinsurance. The Insurer has entered into a facultative quota share reinsurance agreement with XL Financial Assurance Ltd ("XLFA"), an insurance company organized under the laws of Bermuda and an affiliate of the Insurer. Pursuant to this reinsurance agreement, the Insurer expects to cede up to 90% of its business to XLFA. The Insurer may also cede reinsurance to third parties on a transaction-specific basis, which cessions may be any or a combination of quota share, first loss or excess of loss. Such reinsurance is used by the Insurer as a risk management device and to comply with statutory and rating agency requirements and does not alter or limit the Insurer's obligations under any financial guaranty insurance policy. With respect to any transaction insured by the Insurer, the percentage of risk ceded to XLFA may be less than 90% depending on certain factors including, without limitation, whether the Insurer has obtained third party reinsurance covering the risk. As a result, there can be no assurance as to the percentage reinsured by XLFA of any given financial guaranty insurance policy issued by the Insurer, including the Policy.

     Based on the audited financials of XLFA as of December 31, 2004, XLFA had total assets, liabilities, redeemable preferred shares and shareholders' equity of US$1,173,450,000, US$558,655,000, US$39,000,000 and US$575,795,000,
respectively, determined in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). XLFA's insurance financial strength is rated "Aaa" by Moody's Investors Service, Inc. ("Moody's") and "AAA" by Standard & Poor's Rating Services, a division of The McGraw-Hill

Companies, Inc. ("Standard & Poor's"), and Fitch Inc. ("Fitch"). In addition, XLFA has obtained a financial enhancement rating of "AAA" from Standard & Poor's.

     The obligations of XLFA to the Insurer under the reinsurance agreement described above are unconditionally guaranteed by XL Insurance (Bermuda) Ltd ("XLI"), a Bermuda exempted company and one of the world's leading excess commercial insurers. XLI is a wholly owned indirect subsidiary of XL Capital Ltd. In addition to A.M. Best's financial strength rating of "A+" and an issuer credit rating of "aa-", XLI's insurance financial strength rating is "Aa3" (Stable Outlook) by Moody's and "A+" by Standard & Poor's and "AA-" (Outlook Stable) by Fitch.

     The rating agencies have taken certain actions with respect to XL Capital Ltd and various insurance operating subsidiaries of XL Capital Ltd, as described below. On November 22, 2005, Moody's downgraded the senior debt rating of XL Capital Ltd from "A2" to "A3" and downgraded the other insurance financial strength ratings of various insurance operating subsidiaries of XL Capital Ltd (other than the Insurer and XLFA) from "Aa2" to "Aa3." On November 28, 2005, Standard & Poor's downgraded the senior debt rating of XL Capital Ltd from "A" to "A-" and downgraded the counterparty credit and financial strength ratings of various insurance operating subsidiaries of XL Capital Ltd (other than the Insurer and XLFA) from "AA-" to "A+." On October 26, 2005, Fitch downgraded the long term issuer rating of XL Capital Ltd from "A" to "A-" and the insurer financial strength ratings of various insurance operating subsidiaries of XL Capital Ltd (other than the Insurer and XLFA) from "AA" to "AA-."

     The ratings of XLFA, XLI or any other member of the XL Capital Ltd group of companies are not recommendations to buy, sell or hold securities, including the Series EE Senior Notes, and are subject to revision or withdrawal at any time by Moody's, Standard & Poor's or Fitch.

     Notwithstanding the capital support provided to the Insurer, the holders will have direct recourse against the Insurer only, and neither XLFA nor XLI will be directly liable to the holders.

     Financial Strength and Financial Enhancement Ratings of the Insurer. The Insurer's insurance financial strength is rated "Aaa" by Moody's and "AAA" by Standard & Poor's and Fitch. In addition, the Insurer has obtained a financial enhancement rating of "AAA" from Standard & Poor's. These ratings reflect Moody's, Standard & Poor's and Fitch's current assessment of the Insurer's creditworthiness and claims-paying ability as well as the reinsurance arrangement with XLFA described in "-- Reinsurance" above.

     The above ratings are not recommendations to buy, sell or hold securities, including the Series EE Senior Notes, and are subject to revision or withdrawal at any time by Moody's, Standard & Poor's or Fitch. Any downward revision or withdrawal of these ratings may have an adverse effect on the market price of the Series EE Senior Notes. The Insurer does not guaranty the market price of the Series EE Senior Notes nor does it guaranty that the ratings on the Series EE Senior Notes will not be revised or withdrawn.

     Capitalization of the Insurer. Based on the audited financials of the Insurer, as of December 31, 2004, the Insurer had total assets, liabilities and shareholder's equity of $827,815,000, $593,849,000 and $233,966,000, respectively, determined in accordance with U.S. GAAP.

     Based on the audited statutory financial statements for the Insurer as of December 31, 2004 filed with the State of New York Insurance Department, the Insurer has total admitted assets of $341,937,000, total liabilities of $143,494,000 and total capital and surplus of $198,443,000, determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities ("SAP").

     Incorporation by Reference of Financials. For further information concerning the Insurer and XLFA, see the financial statements of the Insurer and XLFA, and the notes thereto, incorporated by reference in this Prospectus Supplement. The financial statements of the Insurer and XLFA are included as exhibits to the periodic reports filed with the Commission by XL Capital Ltd and may be reviewed at the EDGAR website maintained by the Commission. All financial statements of the Insurer and XLFA included in, or as exhibits to, documents filed by XL Capital Ltd pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act on or prior to the date of this Prospectus Supplement, or after the date of this Prospectus Supplement but prior to termination of the offering of the Series EE Senior Notes, shall be deemed incorporated by the reference in this Prospectus Supplement. Except for the financial statements of the Insurer and XLFA, no other information contained in XL Capital Ltd's reports filed with the Commission is incorporated by reference. Copies of the statutory quarterly and annual statements filed with the State of New York Insurance Department by the Insurer are available upon request to the State of New York Insurance Department.

     Regulation of the Insurer. The Insurer is regulated by the Superintendent of Insurance of the State of New York. In addition, the Insurer is subject to regulation by the insurance laws and regulations of the other jurisdictions in which it is licensed. As a financial guaranty insurance company licensed in the State of New York, the Insurer is subject to Article 69 of the New York Insurance Law, which, among other things, limits the business of each insurer to financial guaranty insurance and related lines, prescribes minimum standards of solvency, including minimum capital requirements, establishes contingency, loss and unearned premium reserve requirements, requires the maintenance of minimum surplus to policyholders and limits the aggregate amount of insurance which may be written and the maximum size of any single risk exposure which may be assumed. The Insurer is also required to file detailed annual financial statements with the New York Insurance Department and similar supervisory agencies in each of the other jurisdictions in which it is licensed.

     The extent of state insurance regulation and supervision varies by jurisdiction, but New York and most other jurisdictions have laws and regulations prescribing permitted investments and governing the payment of dividends, transactions with affiliates, mergers, consolidations, acquisitions or sales of assets and incurrence of liabilities for borrowings.

     THE FINANCIAL GUARANTY INSURANCE POLICIES ISSUED BY THE INSURER, INCLUDING THE POLICY, ARE NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAW.

     The principal executive offices of the Insurer are located at 1221 Avenue of the Americas, New York, New York 10020 and its telephone number at this address is (212) 478-3400.

                                    RATINGS

     It is anticipated that Standard & Poor's and Moody's will assign the Series EE Senior Notes the ratings of "AAA" and "Aaa", respectively, conditioned upon the issuance and delivery by the Insurer at the time of delivery of the Series EE Senior Notes of the Policy, insuring the timely payment of the principal of and interest on the Series EE Senior Notes. Such ratings reflect only the views of such ratings agencies, and an explanation of the significance of such ratings may be obtained only from such rating agencies at the following addresses:
Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007; and Standard & Poor's, 25 Broadway, New York, New York 10004. There is no assurance that such ratings will remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by said rating agencies if, in their judgment, circumstances warrant. Neither the Company nor any Underwriter has undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the Series EE Senior Notes. Any such downward revision or withdrawal of such ratings may have an adverse effect on the market price of the Series EE Senior Notes.

     At present, each of such rating agencies maintains four categories of investment grade ratings. They are for Standard & Poor's -- AAA, AA, A and BBB and for Moody's -- Aaa, Aa, A and Baa. Standard & Poor's defines "AAA" as the highest rating assigned to a debt obligation. Moody's defines "Aaa" as representing the best quality debt obligation carrying the smallest degree of investment risk.

                                    EXPERTS

     The consolidated balance sheets of XL Capital Assurance Inc. and its subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive income, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 2004, incorporated by reference in this Prospectus Supplement, have been so incorporated in this Prospectus Supplement in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

     The balance sheets of XLFA as of December 31, 2004 and 2003, and the related statements of operations and comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2004, incorporated by reference in this Prospectus Supplement, have been so incorporated in this Prospectus Supplement in reliance on the report of PricewaterhouseCoopers, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

                                  UNDERWRITING

     Subject to the terms and conditions of an underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below and each of the Underwriters severally has agreed to purchase from the Company the principal amount of the Series EE Senior Notes set forth opposite its name below:

                                                              PRINCIPAL AMOUNT OF
                                                                   SERIES EE
UNDERWRITERS                                                     SENIOR NOTES
------------                                                  -------------------
Edward D. Jones & Co., L.P. ................................     $ 96,766,000
BNY Capital Markets, Inc./Pershing LLC......................        2,334,000
Sterne, Agee & Leach, Inc. .................................          500,000
Comerica Securities Inc. ...................................          100,000
Morgan Keegan & Company, Inc. ..............................          100,000
RBC Dain Rauscher Inc. .....................................          100,000
SunTrust Capital Markets, Inc. .............................          100,000
                                                                 ------------
  Total.....................................................     $$100,000,000
                                                                 ============

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Series EE Senior Notes offered hereby, if any of the Series EE Senior Notes are purchased.

     The Underwriters propose to offer the Series EE Senior Notes from time to time for sale in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. In connection with the sale of the Series EE Senior Notes, the Underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts.

     The Series EE Senior Notes are a new issue of securities with no established trading market. The Series EE Senior Notes will not be listed on any securities exchange or on any automated dealer quotation system. The Underwriters may make a market in the Series EE Senior Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series EE Senior Notes or that an active public market for the Series EE Senior Notes will develop. If an active public trading market for the Series EE Senior Notes does not develop, the market price and liquidity of the Series EE Senior Notes may be adversely affected.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Company's expenses associated with the offer and sale of the Series EE Senior Notes are estimated to be $295,000 which includes the initial premium for the Policy.

     The Company has agreed with the Underwriters, that during the period 15 days from the date of the Underwriting Agreement, it will not sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Series EE Senior Notes, any security convertible into, exchangeable into or exercisable for the Series EE Senior Notes or any debt securities substantially similar to the Series EE Senior Notes (except for the Series EE Senior Notes issued pursuant to the Underwriting Agreement and $200,000,000 aggregate principal amount of the Company's Series FF 5.200% Senior Notes due January 15, 2016), without the prior written consent of Edward

D. Jones & Co., L.P. This agreement does not apply to issuances of commercial paper or other debt securities with scheduled maturities of less than one year.

     In order to facilitate the offering of the Series EE Senior Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series EE Senior Notes. Specifically, the Underwriters may over-allot in connection with the offering, creating short positions in the Series EE Senior Notes for its own account. In addition, to cover over-allotments or to stabilize the price of the Series EE Senior Notes, the Underwriters may bid for, and purchase, Series EE Senior Notes in the open market. The Underwriters may reclaim selling concessions allowed to the Underwriters or dealer for distributing Series EE Senior Notes in the offering, if the Underwriters repurchase previously distributed Series EE Senior Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series EE Senior Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time without notice.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series EE Senior Notes. In addition, neither the Company nor any Underwriter makes any representation that the Underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

     The Underwriters and their affiliates have engaged and may in the future engage in transactions with, and, from time to time, have performed services for, the Company and its affiliates in the ordinary course of business, for which they have received and will receive customary compensation.

                                   APPENDIX A

                                 FORM OF POLICY

LOGO

                                                                    1221 Avenue of the Americas
                                                                    New York, New York 10020
                                                                    Telephone: (212) 478-3400
                                                                    Facsimile: (212) 478-3597
FINANCIAL GUARANTY
INSURANCE POLICY
          OBLIGOR: [    ]                                           Policy No: [    ]
          INSURED OBLIGATIONS: [    ]                               Effective Date: [    ]

                                      LOGO

     XL CAPITAL ASSURANCE INC. (XLCA), a New York stock insurance company, in consideration of the payment of the premium, hereby unconditionally and irrevocably guarantees to the Trustee for the benefit of the Owners of the Insured Obligations, the full and complete payment by the Obligor of Scheduled Payments in respect of the Insured Obligations, subject only to the terms of this Policy (which includes the Endorsement attached hereto).

     XLCA will pay the Insured Amount to the Trustee upon the presentation of a Payment Notice to XLCA (which Payment Notice shall include an irrevocable assignment to XLCA of all rights and claims in respect of the relevant Insured Obligation, as specified in the Payment Notice), on the later of (a) one (1) Business Day following receipt by XLCA of a Payment Notice or (b) the Business Day on which Scheduled Payments are due for payment. XLCA shall be subrogated to the Owners' rights to payment on the Insured Obligations to the extent of any payment by XLCA hereunder. The obligations of XLCA with respect to a Scheduled Payment will be discharged to the extent funds to pay such Scheduled Payment are deposited in the account specified in the Payment Notice, whether such funds are properly applied by the Trustee or claimed by an Owner.

     In addition, in the event that any Scheduled Payment which has become due for payment and which is made to an Owner by or on behalf of the Trustee is recovered or is recoverable from the Owner pursuant to a final order of a court of competent jurisdiction in an Insolvency Proceeding that such payment constitutes an avoidable preference to such Owner within the meaning of any applicable bankruptcy law, XLCA unconditionally and irrevocably guarantees payment of the amount of such recovery (in accordance with the Endorsement attached hereto).

     This Policy sets forth in full the undertaking of XLCA and shall not be cancelled or revoked by XLCA for any reason, including failure to receive payment of any premium due hereunder or under the Insurance Agreement, and may not be further endorsed or modified without the written consent of XLCA. The premium on this Policy is not refundable for any reason. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Insured Obligation, other than at the sole option of XLCA, nor against any risk other than Nonpayment and Avoided Payment, including any shortfalls, if any, attributable to the liability of the Obligor for taxes or withholding taxes if any, including interest and penalties in respect of such liability.

     THIS POLICY IS NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAW.

     Any capitalized terms not defined herein shall have the meaning given such terms in the Endorsement attached hereto and forming a part hereof, or in the Insurance Agreement referenced therein. In witness whereof, XLCA has caused this Policy to be executed as of the Effective Date.

----------------------------------       ----------------------------------
Name: SPECIMEN                           Name: SPECIMEN
Title:                                   Title:

                FINANCIAL GUARANTY INSURANCE POLICY ENDORSEMENT
                                 EFFECTIVE DATE

                        ATTACHED TO AND FORMING PART OF
                    FINANCIAL GUARANTY INSURANCE POLICY NO.

OBLIGOR:

INSURED OBLIGATIONS:

BENEFICIARY:                          LOGO

Capitalized terms used herein and not otherwise defined herein or in the Policy shall have the meanings assigned to them in the Insurance Agreement as defined below.

     As used herein the term "Business Day" means any day other than Saturday or Sunday on which commercial banking institutions in New York, New York are generally open for banking business.

     As used herein the term "Insolvency Proceeding" means the commencement, after the date hereof, of any bankruptcy, insolvency, readjustment of debt, reorganization, marshalling of assets and liabilities or similar proceedings by or against any Person, the commencement, after the date hereof, of any proceedings by or against any Person for the winding up or liquidation of its affairs, or the consent, after the date hereof, to the appointment of a trustee, conservator, receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, reorganization, marshalling of assets and liabilities or similar proceedings of or relating to any Person.

     As used herein the term "Indenture" means the           Indenture dated as
of           between the Obligor and           , as Trustee (the "Trustee"), as
amended and supplemented, including by the           Supplemental Indenture
dated as of           .

     As used herein the term "Insurance Agreement" means the Insurance Agreement
dated as of           by and among XLCA,           and the Trustee, as may be
amended or modified from time to time.

     As used herein the term "Insured Amount" means that portion of the Scheduled Payments that shall become due for payment but shall be unpaid by reason of Nonpayment.

     As used herein the term "Nonpayment" means, with respect to any Payment Date, the failure of the Trustee to receive in full, in accordance with the terms of the Indenture, that Scheduled Payment that is due for payment with respect to such date.

     As used herein the term "Owner" means the registered owner of any Insured Obligation as indicated in the registration books maintained by or on behalf of the Obligor for such purpose or, if the Insured Obligation is in bearer form, the holder of the Insured Obligation.

     As used herein, the term "Payment Date" means, in the case of scheduled
interest on the Insured Obligations, each           ,           ,           and
          of each year during the Term of this Policy, beginning           ,
and, in the case of scheduled principal of the Insured Obligations,           .

     As used herein, the term "Person" means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department or agency thereof.

     As used herein the term "Scheduled Payment" means, with respect to any Payment Date during the Term of this Policy, scheduled payments of interest and principal, in accordance with the original terms of the Insured Obligations and the Indenture when issued and without regard to any subsequent amendment or modification of the Insured Obligations or the Indenture that has not been consented to in writing by XLCA. Notwithstanding the foregoing, "Scheduled Payments" shall in no event include payments which become due on an accelerated basis as a result of (a) any default by the Obligor, (b) the occurrence of an Event of Default under the Indenture, (c) mandatory or optional redemption, in whole or in part or (d) any other cause, unless XLCA elects, in its sole discretion, to pay such amounts in whole or in part (in which event Scheduled Payments shall include such accelerated payments as, when, and to the extent so elected by XLCA). In the event that it does not make such election, Scheduled Payments shall include payments due in accordance with the original scheduled terms without regard to any acceleration. In addition, "Scheduled Payment" shall not include, nor shall coverage be provided under the Policy in respect of, (i) any make whole, redemption or call premium payable in respect of the Insured Obligations, (ii) any amounts due in respect of the Insured Obligations attributable to any increase in interest rate, penalty or other sum payable by the Issuer by reason of any default or event of default in respect of the Insured Obligations, or by reason of any deterioration of the creditworthiness of the Issuer or (iii) any taxes, withholding or other charge imposed by any governmental authority due in connection with the payment of any Scheduled Payment to any holder of an Insured Obligation.
                                      LOGO

     As used herein the term "Term of this Policy" means the period from and including the Effective Date to and including the first date on which (i) all Scheduled Payments have been paid that are required to be paid by the Obligor under the Indenture; (ii) the 91-day period during which any Scheduled Payment could have been avoided in whole or in part as a preference payment under applicable bankruptcy, insolvency, receivership or similar law has expired, and
(iii) if any proceedings requisite to avoidance as a preference payment have been commenced prior to the occurrence of (i) and (ii) above, a final and nonappealable order in resolution of each such proceeding has been entered; provided, however, that if the Owners are required to return any Avoided Payment (as defined below) as a result of such insolvency proceeding, then the Term of the Policy shall terminate on the date on which XLCA has made all payments required to be made under the terms of this Policy in respect of all such Avoided Payments.

     To make a claim under the Policy, the Trustee shall deliver to XLCA Payment Notice in the form of Exhibit A hereto (a "Payment Notice"), appropriately completed and executed by the Trustee. A Payment Notice under this Policy may be presented to XLCA by (i) delivery of the original Payment Notice to XLCA at its address set forth below, or (ii) facsimile transmission of the original Payment Notice to XLCA at its facsimile number set forth below. If presentation is made by facsimile transmission, the Trustee shall (x) simultaneously confirm transmission by telephone to XLCA at its telephone number set forth below, and
(y) as soon as reasonably practicable, deliver the original Payment Notice to XLCA at its address set forth below. Any Payment Notice received by XLCA after 10:00 a.m., New York City time, on a Business Day, or on any day that is not a Business Day, will be deemed to be received by XLCA at 9:00 a.m., New York City time, on the next succeeding Business Day. XLCA shall make payments due in respect of Insured Amounts no later than 2:00 p.m. New York City time to the Trustee upon the presentation of a Payment Notice to XLCA on the later of (a) one (1) Business Day following receipt by XLCA of a Payment Notice or (b) the Business Day on which Scheduled Payments are due for payment.

     Subject to the foregoing, if the payment of any amount with respect to the Scheduled Payment is voided (a "Preference Event") as a result of an Insolvency Proceeding and as a result of such Preference Event, the Owner is required to return such voided payment, or any portion of such voided payment, made in respect of the Insured Obligation (an "Avoided Payment"), XLCA will pay an amount equal to such Avoided Payment, as and when such payment would otherwise be due pursuant to the Insured Obligation and the Indenture without regard to acceleration or prepayment, and upon payment of such Avoided Payment and receipt by XLCA from the Trustee on behalf of such Owner of (x) a certified copy of a final order of a court exercising jurisdiction in such Insolvency Proceeding to the effect that the Owner or the Trustee on behalf of the Owner is required to return any such payment or portion thereof because such payment was voided under applicable law, with respect to which order the appeal period has expired without an appeal having been filed (the "Final Order"), (y) an assignment, substantially in the form attached hereto as Exhibit B, properly completed and executed by such Owner irrevocably assigning to XLCA all rights and claims of such Owner relating to or arising under such Avoided Payment, and (z) a Payment Notice in the form of Exhibit A hereto appropriately completed and executed by the Trustee.

     XLCA shall make payments due in respect of Avoided Payments no later than 2:00 p.m. New York City time on the Business Day following XLCA's receipt of the documents required under clauses (x) through (z) of the preceding paragraph. Any such documents received by XLCA after 10:00 a.m. New York City time on any Business Day or on any day that is not a Business Day shall be deemed to have been received by XLCA at 9:00 a.m., New York City time, on the next succeeding Business Day. All payments made by XLCA hereunder on account of any Avoided Payment shall be disbursed to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Final Order and not to any Owner directly (unless an Owner previously paid such amount to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Final Order, in which case such payment shall be disbursed to the Trustee for distribution to such Owner upon proof of such payment reasonably satisfactory to XLCA).
                                      LOGO

     XLCA hereby waives and agrees not to assert any and all rights to require the Trustee to make demand on or to proceed against any person, party or security prior to the Trustee demanding payment under this Policy.

     No defenses, set-offs and counterclaims of any kind available to XLCA so as to deny payment of any amount due in respect of this Policy will be valid and XLCA hereby waives and agrees not to assert any and all such defenses (including, without limitation, defense of fraud in the inducement or fact, or any other circumstances which would have the effect of discharging a surety in law or in equity), set-offs and counterclaims, including, without limitation, any such rights acquired by subrogation, assignment or otherwise. Upon any payment hereunder, in furtherance and not in limitation of XLCA's equitable right of subrogation and XLCA's rights under the Insurance Agreement, XLCA will be subrogated to the rights of the Owner in respect of which such payment was made to receive any and all amounts due in respect of the obligations in respect of which XLCA has made a payment hereunder. Any rights of subrogation acquired by XLCA as a result of any payment made under this Policy shall, in all respects, be subordinate and junior in right of payment to the prior indefeasible payment in full of any amounts due the Owner on account of payments due under the Insured Obligation.

     This Policy is neither transferable nor assignable, in whole or in part, except to a successor trustee duly appointed and qualified under the Indenture. All Payment Notices and other notices, presentations, transmissions, deliveries and communications made by the Trustee to XLCA with respect to this Policy shall specifically refer to the number of this Policy and shall be made to XLCA at:

        XL Capital Assurance Inc.
        1221 Avenue of the Americas
        New York, New York 10020
        Attention: Surveillance
        Telephone: (212) 478-3400
        Facsimile: (212) 478- 3597

or such other address, telephone number or facsimile number as XLCA may designate to the Trustee in writing from time to time. Each such Payment Notice and other notice, presentation, transmission, delivery and communication shall be effective only upon actual receipt by XLCA.

     The obligations of XLCA under this Policy are irrevocable, primary, absolute and unconditional, subject to satisfaction of the conditions for making a claim under the Policy, and neither the failure of any Person to perform any covenant or obligation in favor of XLCA (or otherwise), nor the failure or omission to make a demand permitted hereunder, nor the failure of any assignment or grant of any security interest, nor the commencement of any Insolvency Proceeding shall in any way affect or limit XLCA's obligations under this Policy. If a successful action or proceeding to enforce this Policy is brought by the Trustee, the Trustee shall be entitled to recover from XLCA costs and expenses reasonably incurred, including, without limitation, reasonable fees and expenses of counsel.

     This Policy and the obligations of XLCA hereunder shall terminate on the expiration of the Term of this Policy. This Policy shall be returned to XLCA by the Trustee upon the expiration of the Term of this Policy.

     The Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law does not cover this Policy. The Florida Insurance Guaranty Association created under Part II of Chapter 631 of the Florida Insurance Code does not cover this Policy. In the event that XLCA were to become insolvent, the California Insurance Guaranty Association, established pursuant to Article 14.2 of Chapter 1 of Part 2 of Division 1 of the California Insurance Code excludes from coverage any claims arising under this Policy.

                                      LOGO

     THIS POLICY SHALL BE CONSTRUED, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

     In the event any term or provision of the form of this Policy is inconsistent with the provision of this Endorsement, the provision of this Endorsement shall take precedence and be binding.

                  [Remainder of Page Intentionally Left Blank]

                                      LOGO

     IN WITNESS WHEREOF, XL Capital Assurance Inc. has caused this Endorsement to the Policy to be executed on the Effective Date.


----------------------------------------    ----------------------------------------
Name: SPECIMEN                              Name: SPECIMEN
Title:                                      Title:

                   EXHIBIT A TO FINANCIAL GUARANTY POLICY NO.

XL Capital Assurance Inc.
1221 Avenue of the Americas
New York, New York 10020
Attention: Surveillance

                                 PAYMENT NOTICE
                      UNDER FINANCIAL GUARANTY POLICY NO.
                                      LOGO

               , as Trustee (the "Trustee"), hereby certifies to XL Capital Assurance Inc. ("XLCA") with reference to that certain Financial Guaranty
Policy, No.      , dated           (the "Policy"), issued by XLCA in favor of
the Trustee under the           Indenture dated as of           between
          and the Trustee, as amended and supplemented, including by the
          Supplemental Indenture dated as of           (the "Indenture"), as
follows:

          1. The Trustee is the trustee under the Indenture and the beneficiary on behalf of each Owner of the Policy.

          2. The Trustee is entitled to make a demand under the Policy pursuant to the Indenture.

          3. This notice relates to the [insert date] Payment Date. The amount demanded is to be paid in immediately available funds to the [Specify Account] at [Identify Financial Institution Holding Account] account number
     [          ].

          [For a Payment Notice in respect of Insured Amounts other than Avoided Payment, use paragraph 4.]

          4. The Trustee demands payment of $     which is an amount equal to
     the amount by which the Scheduled Payment due on the above Payment Date exceeds the funds made available to the Trustee to pay such Scheduled Payment.

          [For a Payment Notice in respect of an Avoided Payment use the following paragraphs [4] or [5].]

          [4.] or [5.] The Trustee hereby represents and warrants, based upon information available to it, that (i) the amount entitled to be drawn under the Policy on the date hereof in respect of Avoided Payments is the amount paid or to be paid simultaneously with such draw on the Policy by the Owner
     on account of a Preference Event [$     ] (the "Avoided Payment Amount"),
     (ii) the Owner with respect to which the drawing is being made under the Policy has paid or simultaneously with such draw on the Policy will pay such Avoided Payment Amount, and (iii) the documents required by the Policy to be delivered in connection with such Avoided Payment and Avoided Payment Amount have previously been presented to XLCA or are attached hereto.

          [6] The Trustee agrees that, following payment of funds by XLCA, it shall use reasonable efforts to procure (a) that such amounts are applied directly to the payment of any Insured Amount which is due for payment; (b) that such funds are not applied for any other purpose; and (c) the maintenance of accurate records of such payments in respect of the Insured Obligation and the corresponding claim on the Policy and the proceeds thereof.

          [7] The Trustee, on behalf of itself and the Owners, hereby assigns to XLCA all rights and claims (including rights of actions and claims in respect of securities laws violations or otherwise) of the Trustee and the Owners with respect to the Insured Obligation to the extent of any payments under the Policy. The foregoing assignment is in addition to, and not in limitation of, rights of subrogation otherwise available to XLCA in respect of such payments. The Trustee shall take such action and deliver such instruments as may be reasonably required by XLCA to effectuate the purposes of this paragraph [7].

          [8] The Trustee, on behalf of itself and the Owners, hereby appoints XLCA as agent and attorney-in-fact for the Trustee and the Owners in any legal proceeding in respect of the Insured Obligation. The Trustee, on behalf of itself and the Owners, thereby (and without limiting the generality of the preceding sentence) agrees that XLCA may, at any time during the continuation of any proceeding by or against any debtor with respect to which a Preference Claim (as defined below) or other claim with respect to the Insured Obligation is asserted under any Insolvency Proceeding, direct all matters relating to such Insolvency Proceeding, including, without limitation, (a) all matters relating to any claim in connection with a Insolvency Proceeding seeking the avoidance as a preferential transfer of any payment made with respect to the obligations (a "Preference Claim"), (b) the direction of any appeal of any order relating to any Preference Claim and (c) the posting of any surety, supersedeas or performance bond pending any such appeal. In addition, the Trustee, on behalf of itself and the Owners, hereby agrees that XLCA shall be subrogated to, and the Trustee, on behalf of itself and the Owners, hereby delegates and assigns, to the fullest extent permitted by law, the rights of the Trustee and the Owners in the conduct of any Insolvency Proceeding, including, without limitation, all rights of any party to an adversary proceeding or action with respect to any court order issued in connection with any such Insolvency Proceeding.
                                      LOGO

     Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Policy or Indenture.

     IN WITNESS WHEREOF, this notice has been executed this           day of
          ,           .

                                                                    , as Trustee
                                          --------------------------------------

                                          By:
                                            ------------------------------------
                                            Authorized Officer

     Any Person Who Knowingly And With Intent To Defraud Any Insurance Company Or Other Person Files An Application For Insurance Or Statement Of Claim Containing Any Materially False Information, Or Conceals For The Purpose Of Misleading Information Concerning Any Fact Material Thereof, Commits A Fraudulent Insurance Act, Which Is A Crime, And Shall Also Be Subject To A Civil Penalty Not To Exceed Five Thousand Dollars And The Stated Value Of The Claim For Each Such Violation

             EXHIBIT B TO FINANCIAL GUARANTY INSURANCE POLICY, NO.

                               FORM OF ASSIGNMENT

     Reference is made to the Financial Guaranty Insurance Policy No.
          , dated           (together with the Endorsement attached thereto, the
"Policy"), issued by XL Capital Assurance Inc. ("XLCA") relating to the
          due           issued by           . Unless otherwise defined herein,
capitalized terms used in this Assignment shall have the meanings assigned thereto in the Policy as incorporated by reference therein. In connection with
the Avoided Payment of [$  ] paid by the undersigned (the "Owner") on [     ]
and the payment by XLCA in respect of such Avoided Payment pursuant to the Policy, the Owner hereby irrevocably and unconditionally, without recourse, representation or warranty (except as provided below), sells, assigns, transfers, conveys and delivers all of such Owner's rights, title and interest in and to any rights or claims, whether accrued, contingent or otherwise, which the Owner now has or may hereafter acquire, against any person relating to, arising out of or in connection with such Avoided Payment. The Owner represents and warrants that such claims and rights are free and clear of any lien or encumbrance created or incurred by such Owner.(1)
                                      LOGO

                                          --------------------------------------
                                          Owner

---------------

(1) In the event that the terms of this form of assignment are reasonably determined to be insufficient solely as a result of a change of law or applicable rules after the date of the Policy to fully vest all of the Owner's right, title and interest in such rights and claims, the Owner and XLCA shall agree on such other form as is reasonably necessary to effect such assignment, which assignment shall be without recourse, representation or warranty except as provided above.

                                   APPENDIX B

                           FORM OF REDEMPTION REQUEST

                             ALABAMA POWER COMPANY
                 SERIES EE 5.75% SENIOR INSURED QUARTERLY NOTES
                              DUE JANUARY 15, 2036
                            (THE "SERIES EE NOTES")

                             CUSIP NO. 010392 EQ 7

     The undersigned,                (the "Participant"), does hereby certify,
pursuant to the provisions of that certain Senior Note Indenture, dated as of December 1, 1997, as supplemented by the Thirty-First Supplemental Indenture,
dated as of January   , 2006 (the "Indenture") made by and between Alabama Power
Company (the "Company") and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as Trustee (the "Trustee"), to The Depository Trust Company (the "Depositary"), the Company and the Trustee that:

     1. [Name of deceased Beneficial Owner] is deceased.

     2. [Name of deceased Beneficial Owner] had a $     interest in the above
referenced Series EE Notes.

     3. [Name of Representative] is [Beneficial Owner's personal representative/other person authorized to represent the estate of the Beneficial Owner/surviving joint tenant/surviving tenant by the entirety/trustee of a trust] of [Name of deceased Beneficial Owner] and has delivered to the undersigned a request for redemption in form satisfactory to the undersigned,
requesting that $     principal amount of said Series EE Notes be redeemed
pursuant to said Indenture. The documents accompanying such request, all of which are in proper form, are in all respects satisfactory to the undersigned and [Name of Representative] is entitled to have the Series EE Notes to which this Request relates redeemed.

     4. The Participant holds the interest in the Series EE Notes with respect to which this Request for Redemption is being made on behalf of [Name of deceased Beneficial Owner].

     5. The Participant hereby certifies that it will indemnify and hold harmless the Depositary, the Trustee and the Company (including their respective officers, directors, agents, attorneys and employees), against all damages, loss, cost, expense (including reasonable attorneys' and accountants' fees), obligations, claims or liability (collectively, the "Damages") incurred by the indemnified party or parties as a result of or in connection with the redemption of Series EE Notes to which this Request relates. The Participant will, at the request of the Company, forward to the Company, a copy of the documents submitted by [Name of Representative] in support of the request for redemption.

     IN WITNESS WHEREOF, the undersigned has executed this Redemption Request as
of        ,      .

                                          [PARTICIPANT NAME]

                                          By:
                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $100,000,000

                              (ALABAMA POWER LOGO)

         SERIES EE 5.75% SENIOR INSURED QUARTERLY NOTES (IQ NOTES(SM))
                              DUE JANUARY 15, 2036

                         ------------------------------

                             PROSPECTUS SUPPLEMENT

                         ------------------------------

                               (EDWARDJONES LOGO)

                                JANUARY 13, 2006
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------